UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2009

SOURCE INTERLINK COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13437	20-2428229
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27500 Riverview Center Blvd.,
Suite 400, Bonita Springs, Florida 34134
(Address of principal executive offices, including Zip Code)

(239) 949-4450
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03 Bankruptcy or Receivership.

On June 19, 2009, Source Interlink Companies, Inc. (the “Company”) filed a Notice of Effective Date with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  Previously, the Bankruptcy Court had entered an order on May 28, 2009 confirming the Debtors’ Prepackaged Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (with Technical Amendments) of the Company and each of its U.S. subsidiaries (collectively, the “Debtors”), dated May 26, 2009 (as amended and supplemented, the “Plan”).  The order became final on June 8,  2009.  A copy of the Plan is attached hereto as Exhibit 2.1.

The Company has emerged from Chapter 11 as a privately-held company concurrently with the funding of its exit financing and other commitments contemplated under the Plan.  As of the Effective Date (as defined in the Plan), the Company has, among other things:

•
Reorganized the Company and its affiliated Debtors and subsidiaries such that its subsidiary, Source Home Entertainment, Inc., has become the parent of the Company (“Holdco”) and all of the Company’s other subsidiaries and holds 100% of the Company’s issued and outstanding capital stock;

•
Entered into a $300 million revolving credit agreement by and among the Company as borrower, the guarantors party thereto, the lenders from time to time party thereto, Wells Fargo Foothill, LLC as administrative agent and as collateral agent, Citicorp North America, Inc., as syndication agent and JPMorgan Chase Bank, N.A., as documentation agent (the “Revolving Credit Agreement”);

•
Entered into a $485 million revolving credit agreement comprising an $85 million Term Loan A and a $400 million Term Loan B, by and among the Company as borrower, the guarantors party thereto, the lenders from time to time party thereto, Citicorp North America, Inc. as administrative agent and as Term Loan A collateral agent and Term Loan B collateral agent, and JPMorgan Chase Bank, N.A., as syndication agent (the “New Term Loan Agreement”);

•
Exchanged with the holders of Class 4 Term Loan Claims (as defined in the Plan) an aggregate principal amount equal to $400 million (plus applicable interest and fees) of Class 4 Term Loan Claims for $400 million aggregate principal amount of Term Loan B as provided for by the Plan;

•
Exchanged with the holders of Class 4 Term Loan Claims the remaining amount of Class 4 Term Loan Claims for a pro rata share of 100% of the newly issued common stock of Holdco (the “New Common Stock”) and the Holdco Loan; and

•	Extinguished an intercompany loan in the approximate principal amount of $1.9 million between Holdco and Source Interlink Distribution, LLC.

Also as of the Effective Date, Holdco entered into a $200 million unsecured term loan agreement  by and among Holdco as borrower, the lenders from time to time party thereto, Citicorp North America, Inc., as administrative agent and JPMorgan Chase Bank, N.A. as syndication agent (the “Holdco Loan”).  The Company is neither an obligor nor a guarantor under the Holdco Loan, nor does the Company otherwise have any obligations to repay the Holdco Loan.

Pursuant to the Plan, the Company’s existing common stock and other equity interests were cancelled on the Effective Date without any distribution on account of such equity interests. Accordingly, the Company plans to terminate its registration under the Securities Exchange Act of 1934, as amended.  A Form 25 was filed with the SEC on May 29, 2009 by NASDAQ to delist the Company’s common stock from the NASDAQ Stock Market LLC and to remove the Company’s common stock from registration under section 12(b) of the Securities Exchange Act of 1934, as amended.

Pursuant to the Plan, holders of the Senior Notes Claims (as defined in the Plan) did not receive any distribution on account of such claims, and Senior Notes Claims were discharged, cancelled, released, and extinguished as of the Effective Date.

Pursuant to the Plan, holders of Section 510(b) Claims did not receive any distribution on account of such claims, and Section 510(b) Claims were discharged, cancelled, released, and extinguished as of the Effective Date.

Other claims under the Plan were unimpaired.

On the Effective Date, 100% of Holdco’s common stock was issued to the holders of the Class 4 Term Loan Claims as set forth in the Plan, and it had no other capital stock outstanding.

The foregoing descriptions are not intended to be complete and are qualified in their entirety by reference to the Plan, attached hereto as Exhibit 2.1, which is hereby incorporated by reference.

Item 8.01 Other Events.

On June 1, 2009, the Company issued a press release, attached hereto as Exhibit 99.1 and hereby incorporated by reference, announcing confirmation of the Plan.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1	Debtors’ Prepackaged Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code, dated May 26, 2009, (as amended).
99.1	Press release issued by Source Interlink Companies, Inc. on June 1, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOURCE INTERLINK COMPANIES, INC.

/s/ Marc Fierman
Date: June 19, 2009	Name:	Marc Fierman
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Debtors’ Prepackaged Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code, dated May 26, 2009, (as amended).
99.1	Press release issued by Source Interlink Companies, Inc. on June 1, 2009.